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EXHIBIT [8.1]

September [ __ ], 2017

AIP Alternative Lending Fund P
100 Front Street, Suite 400
West Conshohocken, Pennsylvania 19428-2881

Re: AIP Alternative Lending Fund P Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of Common Shares, $[  ] par value (the “Shares”) of AIP Alternative Lending Fund P, a Delaware Statutory Trust (the “Company”). We hereby confirm to you that our opinion is as set forth under the caption “Tax Aspects” in the prospectus dated September [ __ ], 2017, included in the Registration Statement on Form N-2 relating to the Shares (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the accuracy and completeness of statements contained in the Registration Statement.

We are opining herein on the application of the federal income tax laws of the United States as set forth in our opinion under the caption “Tax Aspects” in the Registration Statement and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

September [ __ ], 2017 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Tax Aspects” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Dechert LLP